                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                              (AMENDMENT NO. 1)(1)


                              SHAW INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   820286 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             G. WILLIAM SPEER, ESQ.
                            GABRIEL DUMITRESCU, ESQ.
                    POWELL, GOLDSTEIN, FRAZER AND MURPHY LLP
                       191 PEACHTREE ST., N.E., 16TH FLOOR
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                OCTOBER 19, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box. [ ]

         Note. Schedules filed regarding paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
                       (Continued on the following pages)




--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 2 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                            (ENTITIES ONLY)
        Robert E. Shaw
----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                        NUMBER OF                                 197,395
                          SHARES
                       BENEFICIALLY
                         OWNED BY                            7
                           EACH
                        REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  567,840
                                                            ----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,832,743
                                                            ----------------------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  567,840
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,400,583
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.97%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 3 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                               (ENTITIES ONLY)

         Robert E. Shaw, L.P.                                58-2363546
----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Georgia
----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   100,000

                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   100,000
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .08%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 4 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                            (ENTITIES ONLY)
         Anna Sue Shaw

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   0

                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   567,840
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   567,840
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         567,840
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [X]
         (Excludes 6,735,348 beneficially owned by spouse and reported elsewhere on this joint Statement.)
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .46%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 5 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
         Robert E. Shaw, Jr.

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   316,599
                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   316,599
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         316,599
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .26%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 6 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
         Susan S. Young

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   534,480
                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   534,480
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,480
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .43%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 7 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Thomas Tripp Shaw

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  383,846
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  383,846
                                                           -----------------------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        383,846
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .31%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 8 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                        (ENTITIES ONLY)
        Lewis Clayton Shaw

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  605,812
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  605,812
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        605,812
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .49%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 9 OF 34 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                        (ENTITIES ONLY)
        Julian D. Saul

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  116,954
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  388,989
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  11,277,678
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  388,989
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        11,666,667
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        9.41%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A        PAGE 10 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Julian D. Saul Family Trust                         58-6370082

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  11,160,724
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        11,160,724
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        9.0%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A        PAGE 11 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Anita Saul

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  388,989
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  388,989
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        388,989
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [X]
        (Excludes 11,277,678 beneficially owned by spouse and reported elsewhere on this joint Statement.)
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .31%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A        PAGE 12 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Anita Saul Family Trust                             58-6370177

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  388,989
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  388,989
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        388,989
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .31%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 13 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        W. Norris Little

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  318,640
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:                       ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  110,210
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  318,640
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  110,210
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        428,850
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .35%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2            SCHEDULE 13D/A             PAGE 14 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Little Family Limited Partnership                   58-2274935

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  110,210
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  110,210
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,210
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .09%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 15 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        William C. Lusk, Jr.

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  626,129
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  8,528
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  626,129
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  8,528
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        634,657
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .51%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 16 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Vance D. Bell

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  172,250
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  172,250
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        172,250
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .14%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 17 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Gerald R. Embry

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  342,682
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  4,844
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  342,682
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  4,844
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        347,526
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .28%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 18 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Spright D. Holland

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  62,670
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  1,450
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  62,670
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  1,470
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        64,120
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .05%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 19 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Kenneth G. Jackson

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  74,812
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  74,812
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        74,812
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .06%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2              SCHEDULE 13D/A           PAGE 20 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Jeffrey Todd Meadows

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  47,683
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  47,683
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        47,683
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .03%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 21 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                          (ENTITIES ONLY)
        Percy D. Merritt

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  88,567
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  88,567
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        88,567
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .07%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 22 OF 34 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Henry H. Long

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  89,161
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  89,161
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        89,161
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .07%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 23 OF 34 PAGES
---------------------                                       -------------------

-----------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                              (ENTITIES ONLY)
        Julius C. Shaw, Jr.

-----------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                        (b) [ ]
-----------------------------------------------------------------------------------------------
  3     SEC USE ONLY

-----------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A
-----------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                             [ ]

-----------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

-----------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  47,828
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             ----------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             ----------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  591,212
                                                             ----------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
-----------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        591,212
-----------------------------------------------------------------------------------------------

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
-----------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .47%
-----------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 24 OF 34 PAGES
---------------------                                       -------------------

-----------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                   (ENTITIES ONLY)
        J.C. Shaw
-----------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                        (b) [ ]
-----------------------------------------------------------------------------------------------

  3     SEC USE ONLY

-----------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS

        N/A
-----------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                             [ ]

-----------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

-----------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 0
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             -----------------------------------
                                                             8    SHARED VOTING POWER
                                                                  64,622
                                                             -----------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,425,418
                                                             -----------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  64,622
-----------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,490,040
-----------------------------------------------------------------------------------------------

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
-----------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        5.23%
-----------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON

        IN
-----------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 25 OF 34 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Shaw Family Holdings, LLC                           58-2181616
---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                             (b) [ ]
---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia
---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  1,054,603
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,054,603
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .85%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 26 OF 34 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Linda Saul Schejola
---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a)  [X]
                                                                                                             (b)  [ ]

---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A
---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

---------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------

                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 77,969
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  7,777,777
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,777,777
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.27%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 27 OF 34 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Linda Saul Schejola Family Trust                    58-6371766

---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [X]
                                                                                                            (b) [ ]

---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                                                 [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 0
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  7,699,808
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,699,808
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.21%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2            SCHEDULE 13D/A             PAGE 28 OF 34 PAGES
---------------------                                       -------------------



---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
         R. Julian McCamy

---------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [X]
                                                                                                              (b) [ ]
---------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                  [ ]
---------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  428,186
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             ---------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             ---------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  2,001,125
                                                             ---------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  1,163,169
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,163,344
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
---------------------------------------------------------------------------------------------------------------------
        2.55%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2            SCHEDULE 13D/A             PAGE 29 OF 34 PAGES
---------------------                                       -------------------



---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Eleanor Shaw McCamy

---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                             (b) [ ]
---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             -------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             -------------------------------------------------------

                                                             9    SOLE DISPOSITIVE POWER
                                                                  1,163,169
                                                             -------------------------------------------------------

                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,163,169
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [X]
        (Excludes 1,999,225 shares beneficially owned by spouse and reported elsewhere on this joint Statement.)
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .94%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

                        AMENDMENT NO. 1 TO SCHEDULE 13D

         This Amendment No. 1 to the Statement on Schedule 13D ("Schedule 13D") previously filed by the undersigned with the Securities and Exchange Commission (the "Commission") on October 30, 2000, with respect to the common stock, no par value per share of Shaw Industries, Inc., a Georgia corporation (the "Issuer"), amends (1) Item 3 of the Schedule 13D and restates Item 3 in its entirety to correct a typographical error and the number of shares to be voted under the Voting Agreement (as defined herein) in paragraph three thereof to change such number from 35,201,590 to 35,200,790 and (2) Item 7(c) to refile the Merger Agreement (as defined herein) and the Amended and Restated Voting Agreement by incorporating by reference to such agreements as filed with the Form 8-K/A dated November 2, 2000. Unless otherwise indicated, each capitalized term not defined herein has the meaning assigned to such term in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         On October 19, 2000, the Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement") with Berkshire Hathaway Inc. ("Berkshire") and SII Acquisition, Inc. ("Merger Sub"), a corporation which will be owned by an investor group comprised of Berkshire and Robert E. Shaw, certain of Mr. Shaw's family members and family-related entities, Julian D. Saul, through two family trusts, and certain directors and other members of management of the Issuer (together, excluding Berkshire, the "Continuing Shareholders"). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Issuer, and the Issuer will continue in existence as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding share of Common Stock (other than those shares contributed by Berkshire and the Continuing Shareholders to Merger Sub pursuant to the Contribution Agreement described below and those held by dissenting shareholders) will be converted into the right to receive $19.00 in cash, without interest (the "Merger Consideration").

         In connection with the Merger Agreement and as contemplated by the terms thereof, the Continuing Shareholders entered into a contribution and participation agreement, dated October 19, 2000 (the "Contribution Agreement"), with Merger Sub and Berkshire. Pursuant to the Contribution Agreement, Berkshire will contribute 2,194,200 shares of Common Stock and $2,016,686,315 in cash and the Continuing Shareholders will contribute an aggregate amount of 15,802,638 shares of Common Stock to Merger Sub. In exchange for such contributions, Berkshire and the Continuing Shareholders will receive 108,335,585 and 15,802,638 shares, respectively, of Merger Sub common stock which, in the Merger, will be converted into shares of common stock of the Surviving Corporation. The Contribution Agreement, among other things, restricts the ability of the Continuing Shareholders to freely transfer the shares of Common Stock of the Issuer held by them pending the Merger and the shares of Common Stock of the Surviving Corporation held by them following the Merger, and grants the Continuing Shareholders certain rights to sell, and to Berkshire certain rights to cause Continuing Shareholders to sell, their shares in connection with sales of stock of the Surviving Corporation held by Berkshire. The Contribution Agreement also establishes certain rights of the Continuing Shareholders to require Berkshire to purchase, and certain rights of Berkshire to require the Continuing Shareholders to sell to it, their shares of common stock of the Surviving Corporation at a formula price based price.

         In addition, in connection with and as contemplated by the Merger Agreement, on October 19, 2000, certain of the Reporting Persons entered into a voting agreement with Berkshire (as amended and restated as of October 30, 2000, the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, the Reporting Persons parties thereto are required to vote the 35,200,790 shares of Common Stock owned by them in favor of the Merger and against any third party proposal, and each of such Reporting Persons has granted Berkshire an irrevocable proxy to vote the shares of Common Stock owned by such Reporting Person which are subject to the Voting Agreement at the special meeting of shareholders called to consider and vote upon the Merger and any other meeting of shareholders of the Issuer at which the Merger is considered. In addition, pursuant to the terms of the Voting Agreement, the Reporting Persons parties to it are restricted from transferring or otherwise disposing of the shares of Common Stock which are subject to the Voting Agreement.

         The foregoing discussion of the Merger Agreement, the Contribution Agreement, and the Voting Agreement is qualified in its entirety by reference to such agreements, which are filed as Exhibits to this Statement and are incorporated by reference herein.

         Although the Reporting Persons may be deemed to have formed a "group" within the meaning of Section 13(d) or 13(g) of the Exchange Act, the disclosure set forth in this Statement shall not be construed as an admission that such persons have in fact formed such a "group." Each of the Reporting Persons does not have the power to direct the votes or dispose of the shares of Common Stock owned by the other Reporting Persons and, therefore, each hereby expressly disclaims beneficial ownership of any shares of Common Stock other than those listed on the cover page with respect to such person.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS


(c)      Exhibits.

         99.1 Agreement and Plan of Merger, dated as of October 19, 2000, by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Form 8-K/A filed with the Commission on November 2, 2000.]

         99.2 Contribution and Participation Agreement, dated as of October 19, 2000, by and among SII Acquisition, Inc., Berkshire Hathaway Inc. and the Continuing Holders. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

         99.3 Amended and Restated Voting Agreement, dated as of October 30, 2000, by and among Berkshire Hathaway Inc., SII Acquisition, Inc. and the shareholders referenced therein. [Incorporated by reference to Exhibit of the same number to the Issuer's Form 8-K/A filed with the Commission on November 2, 2000.]

         99.4 Investor Voting Agreement, dated as of October 19, 2000, by and between Berkshire Hathaway Inc. and Shaw Industries, Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

         99.5 Power of Attorney. [Incorporated by reference to Exhibit of the same number to the Schedule 13D filed with the Commission on October 30, 2000.]

         99.6 Joint Filing Agreement. [Incorporated by reference to Exhibit of the same number to the Schedule 13D filed with the Commission on October 30, 2000.]

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                   Dated:  November 1, 2000


                                   ROBERT E. SHAW*
                                   --------------------------------------------
                                   Robert E. Shaw


                                   ROBERT E. SHAW, L.P.

                                   By: ROBERT E. SHAW*
                                       ----------------------------------------
                                   Name: Robert E. Shaw
                                   Title:  General Partner


                                   ANNA SUE SHAW*
                                   --------------------------------------------
                                   Anna Sue Shaw

                                   ROBERT E. SHAW, JR.*
                                   --------------------------------------------
                                   Robert E. Shaw, Jr.

                                   SUSAN S. YOUNG*
                                   --------------------------------------------
                                   Susan S. Young

                                   THOMAS TRIPP SHAW*
                                   --------------------------------------------
                                   Thomas Tripp Shaw

                                   LEWIS CLAYTON SHAW*
                                   --------------------------------------------
                                   Lewis Clayton Shaw

                                   JULIAN D. SAUL*
                                   --------------------------------------------
                                   Julian D. Saul


                                   JULIAN D. SAUL FAMILY TRUST

                                   By: JULIAN D. SAUL*
                                       ----------------------------------------
                                   Name: Julian D. Saul
                                   Title: Trustee

                                   HENRY H. LONG*
                                   --------------------------------------------
                                   Henry H. Long


                                   JULIUS C. SHAW, JR.*
                                   --------------------------------------------
                                   Julius C. Shaw, Jr.


                                   J.C. SHAW*
                                   --------------------------------------------
                                   J.C. Shaw


                                   SHAW FAMILY HOLDINGS, LLC

                                   By: J.C. SHAW*
                                       ----------------------------------------
                                   Name: J.C. Shaw
                                   Title: Manager


                                   LINDA SAUL SCHEJOLA*
                                   --------------------------------------------
                                   Linda Saul Schejola


                                   LINDA SAUL SCHEJOLA FAMILY
                                   TRUST

                                   By: LINDA SAUL SCHEJOLA*
                                       ----------------------------------------
                                   Name: Linda Saul Schejola
                                   Title: Trustee


                                   R. JULIAN MCCAMY*
                                   --------------------------------------------
                                   R. Julian McCamy


                                   ELEANOR SHAW MCCAMY*
                                   --------------------------------------------
                                   Eleanor Shaw McCamy


                                   *By /s/ Robert R. Harlin
                                       ----------------------------------------
                                           Robert R. Harlin
                                           Attorney-in-Fact